Exhibit 99
MAINE & MARITIMES CORPORATION
2008 STOCK PLAN

1. Purpose.

The purpose of the Plan is to provide Employees of Maine & Maritimes Corporation and its Subsidiaries with stock ownership opportunities and additional incentives to contribute to the success of the Company, and to attract, reward and retain Employees of outstanding ability.

2. Definitions.

As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

(a) “Award” shall mean a grant of Shares to an individual under the Plan.

(b) “Award Agreement” shall mean a written or electronic agreement between the Company and the Awardee setting forth the terms of the Award.

(c) “Awardee” shall mean the holder of an outstanding Award.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(f) “Committee” shall mean the committee described in Section 3, which shall have the authority to control and manage the administration of the Plan.

(g) “Common Stock” shall mean common stock, par value $7.00 per share, of the Company.

(h) “Company” shall mean Maine & Maritimes Corporation.

(i) “Disability” shall mean an Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Employee shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

(j) “Employee” shall mean any person who is employed by the Company or any Subsidiary.

(k) “Fair Market Value” shall mean, with respect to Shares, the closing price of Shares as reported on the American Stock Exchange or such other principal exchange or quotation network on which the Shares are traded.

(l) “Plan” shall mean the Maine & Maritimes Corporation 2008 Stock Plan.

(m) “Share” shall mean a share of Common Stock of the Company, as adjusted in accordance with subsection 4(b).

(n) “Stock Award” shall mean a grant of Shares or of a right to receive Shares pursuant to Section 7 of the Plan.

(o) “Subsidiary” shall mean a Company of which Maine & Maritimes Corporation owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

3. Administration.

(a) Committee Members. The Plan shall be administered by the members of the Performance & Compensation Committee of the Board who are not employees of the Company or any Subsidiary and who otherwise qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” within the meaning of Code Section 162(m), as amended, and the regulations thereunder. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

(b) Powers. The Committee shall have the complete authority and discretion to administer the Plan, including the following powers, which shall be exercised in accordance with the terms of the Plan:

(i)	to determine the Employees to whom Awards shall be granted;

(ii)	to determine the time or times at which Awards shall be granted;

(iii)	to determine the type or types of Awards to be granted;

(iv)   to determine the terms, conditions and restrictions of each Award;

(v)	to make adjustments in accordance with subsection 4(b);

(vi)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(vii)	to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan; and

(viii)	to delegate to any officer of the Company the authority to act for the Committee in such matters as the Committee may specify.

Each determination, interpretation or other action taken pursuant to the Plan by the Committee (or an officer of the Company acting under a delegation of authority by the Committee) shall be final and conclusive for all purposes and binding upon all persons, including the Company, its Subsidiaries, the Board, the Committee, the Employees and their respective successors in interest.

(c) Signatures. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by electronic or facsimile signature.

4. Stock Subject to the Plan.

(a) Limitations. Subject to the provisions of subsection (b), the maximum number of Shares available for grant under the Plan shall be 85,000 Shares.

In the event that any Shares subject to an Award are forfeited, such Shares shall, unless the Plan has been terminated, become available again for grant and shall not be counted again for purposes of the foregoing share limitation. In the event that any Award granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Award shall, unless the Plan has been terminated, become available for other Awards.

(b) Adjustments. If the number of Shares outstanding changes as a result of a stock split, stock dividend, combination, or reclassification of shares the Committee shall proportionately adjust: (i) the maximum number of Shares available for grant; and (ii) the number of Shares to be issued under outstanding Awards.

5. Eligibility.

The Committee may, from time to time, designate Employees to whom Awards may be granted in accordance with the terms of the Plan.

6. Granting of Awards.

The Committee may grant more than one Award to any Employee; provided that no Awards shall be granted to any Employee who, at the time the Award is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The terms and conditions of Awards need not be the same with respect to each Employee.

In no event may an Employee during any five (5) year period be granted Awards with respect to more than ten thousand (10,000) Shares, subject to adjustment as provided in Section 4. The Committee may condition the grant or vesting of an Award on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any other quantifiable measures.

7. Stock Awards.

(a) Stock Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Committee determines that it will grant a Stock Award, it will advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, related to the grant, including the number of Shares that the Awardee shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Awardee must accept the grant. The grant shall be accepted by execution of an Award Agreement in the manner determined by the Committee.

(b) Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying such Stock Award upon the Awardee ceasing to be an Employee.

8. Cancellation of Award.

Notwithstanding any provision of the Plan to the contrary, the Committee may cancel any Award, whether vested or not, if at any time an Employee is not in compliance with the applicable terms of the Award Agreement or in the event of a serious breach of conduct, including but not limited to failure to comply with the terms of an agreement not to compete with the Company or disclose confidential information.

9. Change in Control.

Upon the occurrence of a Change in Control Event, all then outstanding Awards not previously vested shall immediately become fully vested. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

(a) Any person acquires beneficial ownership of Company securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding stock.

For purposes of this Plan, “beneficial ownership” shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “person” shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of Company securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(b) The Company ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

(c) The number of the Company’s Outside Directors, as defined herein, is decreased by more than fifty percent (50%) in any twenty-five (25) month period or the number of the Company’s directors is increased such that the Outside Directors constitute less than a majority of the Board.

For purposes of this Plan, an “Outside Director” as of a given date shall mean a member of the Company’s board of directors who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six (6) month period.

(d) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds ( 2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the board of directors of the Company.

(e) The Company is subject to a change in control which would require reporting in response to Item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended, or any similar successor statute or rule, whether or not the Company is a reporting company under such Act.

(f) The Company’s stockholders approve:

(i) any domestication, entity conversion, share exchange or merger of the Company in which the Company is not the continuing or surviving entity or pursuant to which shares of Company common stock would be converted into cash, securities or other property, other than a domestication, entity conversion, share exchange or merger in which the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the surviving entity immediately after the transaction; or

(ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding subparagraphs (i) and (ii) above, the term “Change in Control Event” shall not include a domestication, entity conversion, share exchange, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

10. Amendment and Termination.

(a) Amendment. The Committee, without further approval of the shareholders of the Company, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval by shareholders if such amendment:

(i)   increases the maximum aggregate number of shares which may be issued under the Plan;

(ii)  provides for the grant of an Award to persons who are not Employees; or

(iii) would otherwise require shareholder approval under the AMEX Company Guide Section 711, any successor provision thereto, or any rule of any stock exchange on which any class of the Company’s securities is then listed.

(b) Termination. The Board, without further approval of the shareholders of the Company, may at any time terminate the Plan.

(c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not adversely affect Awards already granted without the written consent of the affected individual, and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

11. Effective Date of Plan.

The Plan shall be effective upon its adoption by the Board or its approval by the shareholders of the Company, whichever is later.

12. Term of Plan.

No Award shall be granted pursuant to the Plan after ten (10) years from the date the Plan is approved by shareholders. Awards granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Award Agreement.

13. Arbitration.

Arbitration as hereinafter provided shall be the exclusive remedy for resolving any claim or dispute arising under the Plan.

(a) Any arbitration under the Plan, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the provisions of the Maine Uniform Arbitration Act (the “Act”) and, to the extent consistent with the Act, the then prevailing rules of the American Arbitration Association (the “Association”) for labor and employment contracts. To initiate arbitration, demand shall be given in writing to the Association and the other party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged absolutely.

(b) Any arbitration under the Plan shall be before a single arbitrator, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of the Plan and applicable Award Agreement. The arbitrator shall have no authority to award any other damages, including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

(c) The Company and the Employee shall share equally all costs and fees charged by the Association or the arbitrator.

14. Miscellaneous.

(a) Award Agreement. Upon executing an Award Agreement, an Employee shall be bound by such Agreement and by the applicable provisions of the Plan.

(b) Employment. The granting of an Award to an Employee shall not give the Employee any right to be retained in the employ of the Company or any Subsidiary, nor shall the existence of the Plan impair the right of the Company or any Subsidiary to discharge or otherwise deal with an Employee.

(c) Tax Matters. The Company shall be authorized to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes due from the Employee in connection with any Award granted, or payment due, under the Plan.

(d) Governing Law. The Plan is established under and shall be construed according to the laws of the State of Maine.

(e) Headings. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.